AMENDMENT TO
ADMINISTRATION AGREEMENT

THIS AMENDMENT is made as of May 1, 2006, by and between JPMorgan Funds Management, Inc., JPMorgan Insurance Trust (formerly JPMorgan Investment Trust) and the entities who are currently parties to the Administration Agreement, dated February 19, 2005, in place for the investment companies in the JPMorgan fund complex (the “Agreement”).

WHEREAS, the parties hereto wish to amend the Agreement, to reflect the addition of JPMorgan Insurance Trust and its series (the “Portfolios”) to the Agreement.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the same meaning as are set forth in the Agreement.

2.	With respect to the JPMorgan Insurance Trust and its Portfolios, the following services will be added to Article 2 of the Agreement:

• Prepare, negotiate and provide the services specified for the Administrator under the fund participation agreements between JPMorgan Insurance Trust, the Administrator, the investment advisor, transfer agent and the insurance companies desiring to utilize the Portfolios as the investment vehicle for the insurance companies’ variable insurance products; and

• Monitor JPMorgan Insurance Trust’s compliance with Section 817 of the Internal Revenue Code and the regulations thereunder so as to enable the Portfolios to comply with the diversification requirements applicable to investments of variable insurance products.

3.	As of the date of the Amendment, Schedules A and B are replaced with New Schedules A and B attached hereto.

4.	This Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

5.	This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

JPMorgan Funds Management, Inc.

By:	/s/ Nancy E. Fields

Name:	Nancy E. Fields

Title:	Vice President

J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Group
J.P. Morgan Mutual Fund Investment Trust
Undiscovered Managers Funds
J.P. Morgan Fleming Series Trust
JPMorgan Trust I
JPMorgan Trust II
UM Investment Trust
UM Investment Trust II
JPMorgan Insurance Trust
Each on behalf of itself and each of its Funds

By:	/s/ Robert L. Young

Name:	Robert L. Young

Title:	Senior Vice President

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT
(Effective as of May 1, 2006)

Name of the Trust

Name of Entity	State and Form of Organization
J.P. Morgan Fleming Mutual Fund Group, Inc.	Maryland corporation
J.P. Morgan Mutual Fund Group	Massachusetts business trust
J.P. Morgan Mutual Fund Investment Trust	Massachusetts business trust
Undiscovered Managers Funds	Massachusetts business trust
J.P. Morgan Fleming Series Trust	Massachusetts business trust
JPMorgan Trust I	Delaware statutory trust
JPMorgan Trust II	Delaware statutory trust
UM Investment Trust	Massachusetts business trust
UM Investment Trust II	Massachusetts business trust
JPMorgan Insurance Trust	Massachusetts business trust

J.P. Morgan Fleming Mutual Fund Group, Inc.
J.P. Morgan Mutual Fund Group
J.P. Morgan Mutual Fund Investment Trust
Undiscovered Managers Funds
J.P. Morgan Fleming Series Trust
JPMorgan Trust I
JPMorgan Trust II
UM Investment Trust
UM Investment Trust II
JPMorgan Insurance Trust
Each on behalf of itself and each of its Funds

By:	/s/ Robert L. Young

Name:	Robert L. Young

Title:	Senior Vice President

JPMorgan Funds Management, Inc.

By:	/s/ Nancy E. Fields

Name:	Nancy E. Fields

Title:	Vice President